Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

PROPORTIONAL REPRESENTATION PREFERRED LINKED STOCK

OF

PURPLE INNOVATION, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned hereby certifies that the following resolution was duly adopted by a special committee of the board of directors of Purple Innovation, Inc., a Delaware corporation (the “Corporation”), on February 13, 2023:

RESOLVED, that pursuant to the authority vested in the board of directors of the Corporation (the “Board”) by the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and delegated to the Special Committee (the “Special Committee”) of the Board, the Special Committee hereby creates, authorizes and provides for the issue of a series of Preferred Stock, par value $0.0001 per share, of the Corporation, to be designated “Proportional Representation Preferred Linked Stock” (hereinafter referred to as the “PRPLS”), initially consisting of 1,500,000 shares, hereby fixes and herein states and expresses such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Proportional Representation Preferred Linked Stock,” and the number of shares constituting such series shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of PRPLS to a number less than the number of shares then outstanding.

Section 2. Issuance and Transfer. On February 13, 2023, the Board declared a dividend (the “Initial Dividend”) of one one-hundredth (0.01) of a share of PRPLS on each share of the Corporation’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), and Class B common stock, $0.0001 par value per share (together with the Class A Common Stock, the “Common Stock”) outstanding on February 24, 2023 (the “Record Date”) and following the Record Date, each time the Corporation issues any shares of Common Stock, the Corporation shall, at the same time, issue (each, a “Subsequent Issuance”) for each share of Common Stock so issued one one-hundredth (0.01) of a share of PRPLS to the stockholder to which such share of Common Stock is issued (the share of Common Stock with respect to which a fractional share of a PRPLS was issued, whether pursuant to the Initial Dividend or a Subsequent Issuance, is hereinafter referred to as the “Associated Share of Common Stock”).

Each PRPLS shall be evidenced by the certificate for the Associated Share of Common Stock registered in the name of the holder of the Associated Share of Common Stock (or, in the case of uncertificated shares of Common Stock, by the book-entry account that evidences record ownership of such shares) (which certificates or book entries for the Associated Share Common Stock shall be deemed also to be certificates or book entries for such PRPLS), and not by separate certificates (or book entries). The surrender for transfer of any certificate representing the Associated Share of Common Stock (or, in the case of uncertificated shares of Common Stock, the effectuation of a book-entry transfer of such shares of Common Stock) shall also constitute the transfer of the PRPLS associated with such shares of Common Stock, and PRPLS shall be transferable only in connection with the transfer of the underlying shares of Common Stock.

Certificates representing the Associated Shares of Common Stock shall bear a legend substantially in the following form:

This certificate also evidences and entitles the holder hereof to one one-hundredth (0.01) of a share of PRPLS for each share of Common Stock evidenced by this certificate. With respect to any book-entry shares of Common Stock, such legend shall be included in a notice to the record holder of such shares to the extent required by applicable law. With respect to certificated shares of Common Stock containing the foregoing legend, or any notice of the foregoing legend delivered to record holders of book-entry share, the PRPLS associated with such shares of Common Stock represented by certificates or registered in book-entry form shall be evidenced by such certificates alone, or such registration in book-entry form alone, and registered holders of such shares of Common Stock shall also be the registered holders of the associated PRPLS, and the transfer of any of such shares of Common Stock represented by such certificates or book-entries shall also constitute the transfer of the PRPLS associated with the shares of Common Stock represented by such certificates or book entries. In the event the Company purchases or acquires any shares of Common Stock after the Record Date, any PRPLS associated with such shares shall be deemed cancelled and retired and no longer outstanding.

Section 3. No Dividends and Distributions. No dividends shall be paid or payable by the Corporation with respect to any PRPLS.

Section 4. Voting Rights. The holders of shares of PRPLS shall have the following voting rights and powers:

(a) Subject to the provision for adjustment hereinafter set forth, each share of PRPLS shall entitle the holders thereof to 10,000 votes in any election of (or stockholder vote on the removal of) directors of the Corporation and the holder thereof shall be entitled to allocate such votes among the nominees for election as directors on a cumulative basis as follows: the holder shall be entitled to allocate all, none or such portion of such votes to each nominee to be voted upon for election as a director; provided that in no event shall the total number of votes allocated by a holder among all the nominees with respect to a single share of PRPLS exceed 10,000 in the aggregate. Except as set forth herein with respect to the Preferred Stock Directors, the holders of shares of PRPLS and the holders of shares of Common Stock shall vote collectively as one class with respect to the election of directors.

(b) If, in connection with the removal or one more directors pursuant to Section 5.4 of the Company’s Charter other than for cause, the number of votes cast against the removal of one or more of such directors would be sufficient to elect such director(s) if an election were being held to elect such director(s) at such time (each such director as to whom sufficient votes to so elect such director were cast, a “Preferred Stock Director”), then the holders of the PRPLS shall thereafter be entitled, voting separately as a class, to elect a number of directors equal to the number of Preferred Stock Directors and, to the fullest extent permitted by applicable law, each of the Preferred Stock Directors shall be deemed to have at the time of removal been immediately elected by the holders of the PRPLS and shall thereafter be subject to removal (with or without cause) and reelection by the holders of the PRPLS, voting separately as class, on a cumulative basis.

(c) Except as set forth in this Section 4, Section 10 or as otherwise required by law, holders of PRPLS shall have no voting rights and their consent shall not be required for taking any corporate action.

Section 5. Adjustments. In the event the Corporation at any time after the Record Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such (w) case the number of PRPLS to be issued in each Subsequent Issuance, (x) the number of votes per share to which holders of shares of PRPLS are entitled, (y) the amount of the per share PRPLS Liquidation Preference and (z) the amount of the per share redemption price for the PRPLS shall each be adjusted by multiplying such number or amount in effect immediately prior to such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 6. Reacquired Shares. Any shares of PRPLS purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

Section 7. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the PRPLS unless, prior thereto, the holders of shares of PRPLS shall have received $0.10 per share (the “PRPLS Liquidation Preference”). Following the payment of the full amount of the PRPLS Liquidation Preference, no additional distributions shall be made to the holders of shares of PRPLS.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the PRPLS Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the PRPLS, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Section 8. Redemption. The shares of PRPLS shall, at the option of the Corporation exercisable solely by the affirmative vote of two-thirds of the entire Board, be redeemable at a redemption price of $0.10 per share in cash. In the event that the Corporation redeems any PRPLS, all of the outstanding PRPLS shall be redeemed at the same time and upon such redemption the provisions of this Certificate of Designation shall be immediately and automatically be terminated and of no further force and effect.

Section 9. Ranking. The PRPLS shall rank senior to the Corporations Series A Junior Participating Preferred Stock and junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, whether or not upon the dissolution, liquidation or winding up of the Corporation, unless the terms of any such series provides otherwise.

Section 10. Amendment. This Certificate of Designation shall not be amended in any manner (whether by merger, consolidation, conversion or otherwise) which would alter or change the powers, preferences or special rights of the PRPLS without the affirmative vote of the holders of two-thirds of the outstanding shares of PRPLS, voting separately as a class.

Section 11. Fractional Shares. All references in this Certificate of Designation to shares of PRPLS shall refer to whole shares of PRPLS, except where otherwise expressly noted. Notwithstanding the foregoing, PRPLS may be issued in fractions of a share that entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of PRPLS.

Section 12. Severability. To the extent that any provision (or part thereof) of this Certificate of Designation is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision (or part thereof) of this Certificate of Designation, and following any determination by a court of competent jurisdiction that any provision of this Certificate of Designation is invalid or unenforceable, this Certificate of Designation shall contain only such provisions (or part thereof) (i) as were in effect immediately prior to such determination and (ii) were not so determined to be invalid or unenforceable.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed as of the date first written above.

PURPLE INNOVATION, INC.

By:	/s/ Casey K. McGarvey
	Name:	Casey K. McGarvey
	Title:	Chief Legal Officer, Secretary

4